Exhibit 10.34

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

MASTER DISTRIBUTION AGREEMENT

This Master Distribution Agreement (the “Agreement”), is dated as of October 1. 2016 (the “Effective Date”). This Agreement is between Core-Mark International, Inc., (hereafter “Supplier,”), and Admiral Petroleum Company (hereafter “Customer,”). In consideration of the following agreements and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	GENERAL

This Agreement, together with all purchase orders/invoices, governs the terms by which Customer may purchase certain specified products and services from Supplier. If there is a conflict among the terms of this Agreement and any purchase orders/invoices the terms of this Agreement prevail. Supplier will purchase food and non-food related products from manufacturers, vendors, suppliers, packers, brokers, redistributors, consolidators, transaction service providers and Supplier business units and affiliates (collectively, “Vendors”), and in turn warehouse and distribute those products to Customer, in accordance with the terms of this Agreement, including Exhibit A, attached hereto and incorporated by reference herein, which contains certain procedures related to Product ordering, delivery, inventory and return, as well as factors relevant to how Supplier has calculated the agreed upon pricing to Customer.

2.	PRODUCTS

Supplier will supply Customer with the items that Customer orders within the categories of products listed in Exhibit A (collectively, “Products”). Title and risk of loss to all Products will pass to Customer upon delivery to Customer’s stores, unless Customer rejects those Products on the invoice or notifies Supplier in accordance with the terms of this Agreement.

3.	PRICING

a. Product pricing will be as stated in Schedule 1. Customer will be responsible for all customs, duties, fees, taxes or other payment for such Products.

b. Fuel Surcharge. The base fuel price is set forth in Schedule 2.

4.	PAYMENT

a. Terms. Payment terms are set forth on Exhibit A. Customer will pay Supplier for all Products and will make all undisputed payments as due in accordance with Exhibit A. Customer will be primarily responsible for all financial and payment obligations under this Agreement, regardless of the entity to which Customer may direct Supplier to deliver Products.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

b. Sales and Use Taxes. Customer will be responsible for the payment of all sales and use taxes applicable to purchases of Products, unless Customer provides Supplier with appropriate exemption forms. Supplier will not provide retroactive credits or otherwise reimburse Customer for sales and use tax charges made prior to the appropriate forms being provided.

5.	TERM

Term. The term of this Agreement will commence on October 1, 2016 and will expire on [***] (the ”Term”),unless earlier terminated in accordance with the terms of this Agreement or renewed by the parties. Customer shall notify Supplier at least six months prior to the end of contract term of its desire to extend or terminate the Agreement at the end of the initial [***] month term. Unless expressly set forth in this Agreement with respect to a particular term or condition, or otherwise mutually agreed in writing by the Parties, all terms and conditions of this Agreement will remain the same and in full force and effect during the extended term.

Notwithstanding the foregoing, if Customer experiences a direct or indirect change of control, either party shall have the right to terminate this Agreement on [***] written notice.

A party may terminate this Agreement if the other party defaults in any of its obligations under this Agreement and such default is not cured within 30 days from written notice of such default.

6.	CONFIDENTIALITY

a. Each party agrees to hold in strict confidence and not disclose: (i) the terms and conditions of this Agreement; and (ii) any Confidential Information (as defined below). If the receiving party becomes legally compelled to disclose any of the Confidential Information, the receiving party will provide the other party with prompt notice thereof so that such party may seek a protective order or other remedy. If such protective order or other remedy is not obtained, then the receiving party will furnish only that portion of the Confidential Information that is legally required and will exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information. The disclosing party is permitted to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

b. “Confidential Information” means all non-public information that either party discloses to the other party. The parties agree that Confidential Information shall specifically include, without limitation, this Agreement, Customer or Supplier information, financial information, data, sales, costs, business concepts or plans, processes, methods, systems, know-how, patentable rights, trade secrets, devices, formulas, product specifications, marketing, prices, technology, distribution strategies, proprietary information regarding current or future products, services, methodologies, processes, research and development and other proprietary rights, whether in oral, written, or electronic form, that is either: (i) designated as confidential; (ii) of a nature such that a reasonable person would recognize it as confidential; or (iii) disclosed under circumstances such that a reasonable person would know it is confidential.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

c. Confidential Information shall not include that information that the receiving party can reasonably establish: (i) is in the public domain; (ii) was known by the receiving party when received (as documented by the receiving party); (iii) is or hereafter becomes lawfully obtainable from other sources where such other sources have obtained it lawfully and are free to disclose it; or (iv) to the extent such duty as to confidentiality is waived by the disclosing party.

d. The receiving party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep the Confidential Information confidential. The receiving party shall notify the disclosing party promptly upon discovery of any unauthorized use or disclosure of Confidential Information and reasonably cooperate with or assist the disclosing party in stopping or minimizing any unauthorized use or disclosure of any Confidential Information.

e. Each party shall return or destroy all Confidential Information it receives under the terms of this Agreement and all copies thereof to the disclosing party upon receiving a written request for same from the disclosing party other than one copy which may be maintained for archival purposes only.

f. Both parties acknowledge that any misuse, publication or disclosure of Confidential Information to others may cause immediate and irreparable harm to the disclosing party, or to the ultimate owner of the Confidential Information, and if the receiving party should publish or disclose Confidential Information to others without authorization, the disclosing party shall be entitled to seek injunctive relief or to any other remedies to which it is otherwise entitled under law or equity because such harm may be inadequately compensable in damages.

7.	FORCE MAJEURE

If either party’s performance is prevented, hindered or delayed by reason of any cause(s) beyond such party’s reasonable control (“Force Majeure”), which cannot be overcome by reasonable diligence, including without limitation, war, labor disputes, civil disorders, governmental acts, epidemics, quarantines, embargoes, fires, earthquakes, storms, or acts of God, such party shall be excused from performance to the extent that it is prevented, hindered or delayed as a result of such Force Majeure during the continuance of such cause(s); and such party’s obligations hereunder shall be excused so long as and to the extent that such cause(s) prevent or delay performance. Notwithstanding the foregoing, however, a Force Majeure shall not be deemed to have commenced until the date upon which the notice of occurrence of such event is given by the party claiming the delay to the other party. A Force Majeure shall not be applicable to a payment obligation under this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

8.	LOWELL WAREHOUSE INVENTORY

Lowell Inventory — Supplier agrees to purchase at a value equal to the Supplier’s acquisition cost all saleable inventory located within the Lowell Warehouse (“Warehouse Inventory”). Supplier and Customer agree to physically count all warehouse inventory within four (4) days of October 17, 2016. Once counted the supplier agrees to take physical possession of the Warehouse Inventory and assume any and all risk of lost associated the Warehouse Inventory. Supplier agrees to pay within fourteen (14) days (by EFT to Customer’s account) the full value of the purchased Warehouse Inventory.

a.	Definitions

“Inventory” shall mean (a) all product inventory that is located, or that will be located, at customer warehouse location at 2335 W. Main St., Lowell Michigan 49331, as owned by Customer exclusively relating to the Business and sold by the stores.

“Unsaleable Inventory” means product inventory that is (a) past its applicable manufacturer’s code date, if any, (b) damaged in a manner so as to be unsaleable, (c) an item for which Supplier has no economic sales outlet and which cannot be returned to the manufacturer, (d) an item for which there is insufficient sales demand to exhaust such inventory prior to the earlier of thirty (30) days prior to its expiration date or the date that is nine (9) months after October 17, 2016 (except as agreed by Supplier) or (e) items with no sales history in the thirty (30) days immediately preceding October 17, 2016 other than “in and out” promotional items.

b.	Purchased Inventory

all Inventory of Customer (other than Unsaleable Inventory), including (i) any cash discounts and manufacture incentive allowances and rebates related to such Inventory, (ii) to the extent transferable to Supplier, cigarette and tobacco and stamp tax inventory (and net of cash and/or stamping allowances), and (iii) with respect to Inventory which is in transit to Customer, only such Inventory for which Customer has made payment in advance (“Prepaid Inventory”), if, but only if, Supplier has received reasonably satisfactory evidence that payment has been made in full for such Prepaid Inventory, and either all associated freight, handling and other incidental costs have been paid in full or adequate provisions for such freight handling and all other incidental costs have been made;

c.	Excluded Inventory

all Unsaleable Inventory as of October 17, 2016 including (i) all cigarette, tobacco and stamp tax inventory that is not transferable to Supplier, (ii) all rights of Customer arising or accruing prior to October 17, 2016 under or pursuant to all warranties, representations, guarantees and rights of return made or granted by suppliers, vendors, manufacturers and contractors (including all rights of return relating to Unsaleable Inventory) and (iii) all rights of Customer arising or accruing prior to October 17, 2016 in, to and under any and all manufacturers’ sales incentives, rebates, allowances and other similar programs and (iv) all rebates, refunds, credits and returns due from or to vendors and earned prior to October 17, 2016 (collectively, the “Pre-Closing Credits”).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

9.	INDEMNIFICATION AND INSURANCE

Customer or Supplier, as applicable (the “Indemnifying Party”), will indemnify and hold Supplier or Customer, as applicable, harmless, respectively (the “Indemnified Party”), against any loss, injury, damage, and costs (including reasonable attorney fees) directly caused by the Indemnifying Party’s malfeasance, gross negligence, breach of contract or breach of warranty. The amount paid by the Indemnifying Party under the foregoing indemnification obligation shall be reduced by the amount of any proceeds to which the Indemnified Party has a right to claim and receive under any insurance policy. Notwithstanding anything in this Agreement to the contrary, neither Supplier nor its successors or assigns, subsidiaries, affiliates, or representatives shall have any liability or responsibility in any manner whatsoever to Customer or its successors or assigns, subsidiaries, affiliates or representatives, for costs, expenses, or liabilities (including but not limited to claims, losses, actions, suits, judgments, damages, payments, obligations, settlements and attorneys’ fees (whether or not any of the foregoing result from or arise out of third party claims)) arising in any manner from the consumption of tobacco and/or cigarettes and/or tobacco related products (including but not limited to electronic cigarettes) (including but not limited to the buying of such products, the use of such products, or the consequences or effects (whether to the consumer or other persons) from the use of such products). Notwithstanding anything else in this Agreement or otherwise, neither party will be liable to the other party or any other person or entity with respect to any subject matter of this agreement under any contract, negligence, strict liability or other legal or equitable theory for any (a) consequential, special, incidental or indirect damages, (b) lost profits, lost business, interruption of use or lost or corrupted or inaccurate data, or (c) cost of procurement of substitute products, goods, services or technology. Both parties acknowledge and agree that the amounts payable under this agreement are based in part upon the limitations set forth in this “Indemnification” paragraph and further agree that such limitations shall apply even if the remedies provided for in this agreement fail of their essential purpose and even if either party has been advised of the possibility or probability of such damages. The Indemnifying Party shall, when requested to do so and given reasonable notice of the pendency of any suits, claims or demands that are subject to indemnity hereunder, assume the defense of the Indemnified Party entitled to indemnification against any such suits, claims or demands.

For the Term of the Agreement, Supplier shall maintain insurance as follows: (a) Worker’s compensation insurance meeting at least statutory minimums and including employer’s liability insurance, in an amount of not less than $1,000,000; commercial general liability insurance (covering auto, bodily injury and property damage), in an amount of not less than $1,000,000; and an umbrella liability policy in an amount not less

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COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

than $3,000,000 in excess of primary insurance, in each case with insurers reasonably acceptable to Customer. “ADMIRAL PETROLEUM COMPANY, ITS OFFICERS, MEMBERS, MANAGERS AND ALL SUCCESSORS, ASSIGNEES, SUBSIDIARIES AND AFFILIATES AND ALL PARTIES WHOM THEY ARE REQUIRED TO INDEMNIFY BY WRITTEN CONTRACT” shall be listed as additional insured under Supplier’s commercial general liability policy. Supplier shall forward a certificate of insurance verifying such insurance and naming Customer as additional insured upon execution of this Agreement and at any other time upon the Customer’s written request. Such certificate shall indicate that such insurance policies may not be cancelled before the expiration of a thirty (30) day notification period and that the Customer will be immediately notified in writing of any such notice of termination.

10.	AUDITS

Upon Customer’s written request, Supplier will allow Customer to examine Supplier’s records that support the prices Supplier charged Customer for Products. These audits may not occur more than once every 12 months, may not interfere with Supplier’s year-end accounting procedures, and will occur at Supplier’s offices during regular business hours. Customer agrees to give Supplier thirty (30) days advance written notice of each audit. Audit procedures will be based on mutually agreed upon and statistically sound sample sizes that cross all Product categories provided by Supplier; provided that if Customer finds any issues, the sample size may be increased. Findings will only be applicable to the audit period under review, Supplier and Customer will bear their own costs (including costs of consultants) related to these reviews.

The parties shall work together and use commercially reasonable efforts to conclude each such audit review within sixty (60) days.

Any specific billing errors found through the audit review will be corrected within thirty (30) days. Supplier and Customer will settle all billing errors based on actual billing errors only.

11.	MISCELLANEOUS

a. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. This Agreement may only be modified in writing signed by all parties. This Agreement supersedes all prior agreements, arrangements, discussions and understandings between the parties relating to the subject matter hereof. Any headings are for convenience only and are not to be used in the interpretation of this Agreement. No right of either party under this Agreement may be waived, except as expressly set forth in writing signed by the party waiving such right. No express waiver will affect any provision other than that to which the waiver is applicable and only for that occurrence.

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COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

b. Assignment. Neither party may assign this Agreement without the other’s prior written consent, any attempted assignment will be null and void. Supplier and Customer agree not to unreasonably withhold consent.

c. Notice. Any and all notices, payments and other communications to either party hereunder shall be in writing and deemed delivered (i) upon receipt if by hand, facsimile transmission or overnight courier and (ii) three days after mailing by first class, certified mail, postage prepaid, return receipt requested at the addresses set forth on the signature page(s) attached hereto, or to such other address for a party as shall be specified by notice to the other party.

d. Compliance with Laws. Each party will comply with all laws applicable to this Agreement and the transactions contemplated hereby, including any applicable export and import laws.

e. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such determination shall not affect the validity or enforceability of any remaining provisions of this Agreement. If any provision of this Agreement is invalid under any applicable statute or rule of law, it shall be enforced to the maximum extent possible so as to affect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

f. Publicity. Neither party may use the name or any trademark of the other party in any manner, including, without limitation, in any press release or other advertising materials of such party or any of its affiliates, without the prior written consent of the other party.

g. Independent Contractors. Each party hereby acknowledges and agrees that it is an independent contractor and not an employee, agent or representative of the other party, and it is not authorized to assume or create any obligation or responsibility on behalf of the other party. Neither party, nor any of its employees, agents or representatives, shall misrepresent its status or authority.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.

CORE-MARK INTERNATIONAL, INC. LLC.		ADMIRAL Petroleum Company HOLDING,

Sign:	/s/ Eric Rolheiser	Sign:	/s/ Jeff W Turpin

Print:	Eric Rolheiser	Print:	Jeff W Turpin

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[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

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Title:	Senior Vice President	Title:	President and CEO

Date:	10/12/2016	Date:	10/14/2016

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit A

Markups

Non-cigarettes. Product will be invoiced at Supplier’s Ohio Division’s cost plus all applicable taxes, times the mark-up (as noted in Schedule 1). Cost is defined as the bracket price the Ohio division purchases the product a majority of the time throughout the calendar year.

Cigarettes. Fair Trade States: Cigarette pricing will be based according to each operating state’s Fair Trade pricing policy.

Cigarettes in non-fair trade states will be invoiced at manufacturer “LIST” plus state tax minus all manufacturer invoice allowances.

The delivered cost of cigarettes does not include any discounts due to manufacturer’s payment terms. The delivered cost does reflect any manufacturer’s invoice allowances. Manufacturer invoice allowances are subject to change, at any time, by the manufacturer.

Any cigarette rebates will be based on manufacture list price at a rate of [***] cents per Premium carton and [***] cents on all Discount cartons.

Due to state mandated fair-trade laws on cigarettes, the cigarette rebates will apply only to non-fair trade states.

Cigarette rebates will be deducted from ACH statement.

Terms Equalization

Supplier pricing for non-cigarettes assumes [***] terms received from manufacturer. If Manufacturer provides terms less than [***] Supplier will impute difference to cost of goods before markup is added.

Manufacturer Program Chanties

Supplier pricing to Customer is predicated upon manufacturers continuing to provide Supplier with current marketing programs, payment terms and discounts. Should Cigarette and/or Non-Cigarette manufacturers change marketing programs, payment terms and/or terms discount, or in any other way increase net cost to Supplier, impact of such manufacturer changes will result in a corresponding price increase to Customer.

Payment Terms

Payment terms for the gross invoice amount to Customer with respect to all products shall be [***] EFT / PAD from the Supplier statement date. Funds are considered received by Supplier when funds become available to Supplier.

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Totes/Crates

Totes and crates (dairy) are detailed on our driver’s load list. An inbound and outbound count will be verified and signed for by the store employee and driver at the completion of the delivery. This is a memo billing process at the time of delivery. Reports will be run weekly and any out of balance will be charged back to the store at the rate of [***] per tote.

jgarette price protection

In the event of a change in the list price, state or local tax rates or manufacturer program funds (e.g. payment discounts, taxes, or manufacturer/distributor program funds), the Supplier will adjust the cigarette price accordingly. [***], based on historical average carton volume during a time period set forth by the cigarette manufacturer.

Fuel Surcharge

Supplier will assess a Fuel Surcharge with each delivery based on U.S. On-Highway Diesel Prices published by the Energy Information Administration.

Fuel Surcharges will be adjusted quarterly based on weekly average of the posted fuel price by the Energy Administration. The Fuel Surcharge schedule is provided in Schedule 2.

Single pick fees

Supplier will charge a [***] break/each charge for case items ordered in each pick quantities for the Snack and Grocery category.

Technology fees (handheld. etc...)

Supplier shall provide a KDC300 Scanner to the stores at a cost of [***] per week or an iMark hand held device at the cost of [***] per week.

Delivery charges

There are no delivery charges for normally scheduled deliveries. Customer and Supplier may also arrange for special deliveries, if necessary, upon the parties’ mutual consent.

Credit Policy

A copy of Supplier’s Credit & Return Policy is enclosed as Schedule 3.

Fill-Rate

Supplier will strive to maintain a [***] Fill Rate or better on normal, everyday stocked items ordered excluding conditions beyond Supplier’s reasonable control including but not limited to Force Majeure or the acts or omissions of Vendors or any other relevant suppliers/manufactures acts or omissions. The term “Fill Rate” as used herein shall mean the total number of cases of products actually received by the Account versus the total number of cases ordered by the Account (excluding returns or rejected product).

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[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Account Management

A Key Account Manager will be assigned to facilitate the interaction between Supplier and Customer.

Responsibilities will include but are not limited to:

•	Maintenance of authorized Product inventory files

•	Customer price book coordination with Supplier distribution center management system

•	Maintain and update Customer profiles affecting product selection, retails and pricing.

•	Communication and coordination of all promotions from all Supplier distribution centers

•	New item and/or new program communication to all Supplier distribution centers

•	Monitoring Customer inventories and on-time deliveries

•	Running Customer reports or vendor reports

•	Communication of new and replacement products

•	Respond to inquiries from customer category managers

•	Arranging for periodic store and warehouse tours for Supplier and Customer management

•	Liaison between the Customer and all Supplier divisions

•	Assists Customer with business reviews, presentations and special projects

•	Perform additional duties as assigned

Business review process

A business review will be conducted quarterly or as mutually determined.

Field support

Supplier servicing divisions will provide stores with support by providing Customer Service, assist with annual resets, and assist with Plan O Grams.

Recalls and Product Withdrawals

In the event of a product recall or withdrawal by a manufacturer or a governmental agency of any Product, Supplier agrees to promptly remove the recalled or withdrawn Products from the stores at no cost under the terms and conditions as specified and provided by manufacturer of product being recalled. Supplier will notify Customer immediately (within 24 hours) via email, phone, or on invoice of recalled products.

Marketing Allowance

Supplier will pay to Customer a quarterly Marketing Allowance of [***] per operating location. All payments will be paid in arrears after each quarter ends during the term of the Agreement.Any material increase or decrease in the Customer store count or volume Customer and Supplier will, in good faith, negotiate a mutually agreed upon Marketing Allowance.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY

[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Schedule 1 Markups

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[***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Fuel Surcharge Schedule 2

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Schedule 3

Core-Mark International, Inc.

Credit Return Policy